Exhibit (d)(16)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AGREEMENT, dated as of February 26, 2014, by and between Ivy Investment Management Company, a Delaware corporation, registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Adviser”), and Pictet Asset Management Limited, a United Kingdom Corporation (hereinafter, “the Sub-Advisor” and/or “PAML”), registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and authorized and regulated with the Financial Conduct Authority (“FCA”) in the United Kingdom whose registered office is at Moor House – Level 11, 120 London Wall, EC2Y 5ET London and Pictet Asset Management (Singapore) PTE Ltd (“PAM-PTE”).

WHEREAS, the Adviser is the investment manager to Ivy Funds, (the “Trust”), an open-end diversified management investment company organized as a series fund pursuant to the laws of the state of Delaware and registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser desires to retain PAML to furnish it with portfolio management services in connection with the Adviser’s investment advisory activities on behalf of the Trust’s series, Ivy Emerging Markets Local Currency Debt Fund (hereinafter, the “Fund”), and PAML desires to furnish such services to the Adviser; and

WHEREAS, PAML may, but is not required to, delegate certain of the portfolio selection, portfolio management and order execution services for which it is responsible hereunder to its affiliate PAM-PTE with respect to companies located or publicly listed for trading in Asian markets (the “Asian Portfolio Management Services”).

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

1.	Effective Date

This Agreement shall become effective on March 28, 2014 or such other later date as agreed between the parties.

2.	Appointment of Sub-Adviser

In accordance with and subject to the Investment Management Agreement between the Trust and the Adviser dated November 13, 2008, the Adviser hereby appoints PAML to perform portfolio selection services described herein for investment and reinvestment of the Fund, subject to the control and direction of the Trust’s Board of Trustees and the Adviser, for the period and on the terms hereinafter set forth. PAML accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. PAML shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser.

In fulfilling its obligations hereunder, PAML may delegate the Asian Portfolio Management Services to PAM-PTE. PAML hereby agrees that PAML will continue to be responsible for the services delegated to PAM-PTE or any affiliate, and will supervise and monitor PAM-PTE to ensure compliance with the terms of this Agreement, and shall be responsible for any actions or omissions of PAM-PTE or any affiliate in the performance of its duties hereunder as if PAML itself performed such duties, or failed to take an action that caused an omission.

The Adviser, the Trust and the Fund will be treated as a Professional Client under the FCA conduct of business rules set out in the Handbook of Rules and Guidance issued by the FCA (the “FCA Rules”) solely for purposes of the Sub-Adviser’s responsibilities under this Agreement as an FCA regulated entity. In certain circumstances the Adviser may request that it, the Trust and/or the Fund be treated as an Eligible Counterparty (as defined in the FCA Rules). The Adviser, the Trust and the Fund acknowledge and agree that by opting up in this way, they will lose some of the protections afforded to Professional Clients under the FCA Rules.

3.	Obligations of and Services to be Provided by the Sub-Adviser

(a)	The Sub-Adviser shall provide the following services and assume the following obligations with respect to the Fund:

(1)	The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Declaration of Trust, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information of the Trust and shall conform to the investment objectives, policies and restrictions of the Fund as set forth in such documents and as interpreted from time to time by the Board of Trustees of the Trust and by the Adviser, and shall likewise be subject to requirements as set forth in Subchapter M of the Internal Revenue Code, as amended (the “Code”). Within the framework of the investment objectives, policies and restrictions of the Fund, and subject to the supervision of the Adviser, the Sub-Adviser shall have the sole and exclusive responsibility for the making and execution of all investment decisions for the Fund. The Adviser agrees to promptly inform the Sub-Adviser if the Fund’s objectives, policies or restrictions change and to deliver to the Sub-Adviser updated documents, if prepared.

(2)

In carrying out its obligations to manage the investments and reinvestments of the assets of the Funds, the Sub-Adviser shall: (a) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries countries or regions, the securities of which are included in the Fund’s portfolio or are under consideration for inclusion therein; (b) formulate and implement a continuous investment program for the Fund consistent with the Fund’s investment objective and related investment policies as set forth in the Trust’s Registration Statement, as amended; and (c) take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities, including the placing, or directing the placement through an affiliate of the Sub-Adviser, of orders for such purchases and sales.

(3)	In connection with the purchase and sale of securities on behalf of the Fund, the Sub-Adviser shall arrange for the transmission to the Adviser (or its designee) and the custodian for the Trust (the “Custodian”) on a daily basis such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Fund. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Custodian of the Fund. The Sub-Adviser will not take custody of any Fund investments.

a.	The Sub-Adviser shall work with the appropriate parties (e.g., broker-dealers, Custodian) to help facilitate appropriate settlement of each purchase or sale of assets and securities executed by the Sub-Adviser on behalf of the Fund. Sub-Adviser shall communicate all trade details (including cancellations and revisions) to the Adviser, the broker, and the Fund’s Custodian on a timely basis.

b.	The Sub-Adviser shall be responsible for determining the level of cash to be held in the Fund. The Adviser shall retain all responsibility for the investment and management of such cash for the Fund and for investing the cash in compliance with applicable regulations and interpretations, including any daily sweep into another investment vehicle. The Adviser will take actions reasonably designed to ensure that the Sub-Adviser’s daily management of the Fund will not be impacted by the liquidity of the invested cash.

c.	The Sub-Adviser shall only be responsible for trading foreign currency to facilitate portfolio transactions in securities denominated in certain foreign currencies directed by the Adviser and agreed to by the Sub-Adviser. The Custodian shall be responsible for trading all other foreign currency.

d.	The Sub-Adviser shall render such reports to the Adviser and/or to the Trust’s Board of Trustees concerning the investment activity and portfolio composition of the Funds in such form and at such intervals as the Adviser or the Board may from time to time require.

e.	Subject to the prior review and written approval of the Adviser, including but not limited to prior approval of all proposed derivatives counterparties, the Sub-Advisor is duly authorized and empowered by the Adviser to (a) agree and thereafter to sign or execute (as deeds where appropriate), and deliver, on the Fund’s behalf, various agreements, contracts and deeds, including but not limited to, any contracts governing exchange traded derivatives (“ETD Derivatives”), derivatives traded through a swaps execution facility (“SEF Derivatives”) or over-the-counter derivatives (“OTC Derivatives”) and any or other documents related to, connected with, necessary for, ancillary to or associated with such agreements, contracts and deeds such as, but not limited to, schedules and annexes, confirmations and master netting agreements, which and when it deems appropriate in order for the Fund to trade OTC Derivatives, SEF Derivatives and Exchange Traded Derivatives with different counterparties (collectively, the “Derivatives Agreements”) and any and all other documentation (including fee letters) relating to, connected with, necessary for, ancillary to or associated with the Derivatives Agreements and to (b) do all acts, including, without limitation opening accounts with a counterparty on behalf of the Fund, to sign or execute all such documents (as deeds where appropriate), to give such undertakings and assurances and to take all other actions necessary or desirable for the purpose of giving effect to all or any of the actions or transactions hereby contemplated. In connection with entering the Derivatives Agreements on behalf of the Fund, Sub-Adviser shall ensure that all such Derivatives Agreements conform to the requirements of applicable law, including, without limitation, the 1940 Act applicable to the Fund, including but not limited to the custody of assets, the Dodd Frank Wall Street Reform and Customer Protection Act of 2010 and the European Market Infrastructure Regulation, including with respect to reporting of derivatives transactions. Notwithstanding the foregoing, in no event shall Sub-Adviser: (i) open any account for which collateral is required to be posted by the Fund unless and until the Adviser has provided written confirmation that the appropriate collateral control agreements among the Fund, the Custodian and the relevant counterparty are in full force and effect; (ii) cause the Fund to enter into derivative transactions that would cause the Fund to exceed the de minimis test for commodity pool operator registration set forth in CFTC Regulation 4.5; and (iii) provide recourse to the assets of any entity other than the Fund or, in respect to the representations provided in the Derivatives Agreements, to the assets of Sub-Adviser, in respect to obligations assumed under the Derivatives Agreements.

Notwithstanding the foregoing, Adviser may, in its sole discretion, enter into any Derivatives Agreements on behalf of the Fund and may request that Sub-Advisor be authorized to enter transactions pursuant to such Derivatives Agreements. In any event, Sub-Advisor shall provide Adviser or any counterparty such representations, warranties or other information as is necessary and appropriate in order to effectuate such trading authorization.

f.	The Sub-Advisor shall be permitted to provide such information regarding the Fund to counterparties, broker-dealers and other third parties that is necessary and appropriate to purchase or sell assets, open accounts or such other actions in order to carry out the investment objective as detailed in this Agreement.

(4)	The Sub-Adviser shall, in the name of the Trust, place or direct the placement of orders for the execution of portfolio transactions in accordance with the policies with respect thereto, as set forth in the Trust’s Registration Statement, as amended from time to time, and under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act. In connection with the placement of orders for the execution of the Fund’s portfolio transactions, the Sub-Adviser shall create and maintain all necessary brokerage records of the Trust in accordance with all applicable law, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All Trust records shall be the property of the Trust and shall be available for inspection and use by the Securities and Exchange Commission (“SEC”), the Trust or any person retained by the Trust. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act.

(5)	In placing orders or directing the placement of orders for the execution of portfolio transactions, the Sub-Adviser shall select brokers and dealers for the execution of the Fund’s transactions. In selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser’s investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund’s or the Sub-Adviser’s overall responsibilities to the Sub-Adviser’s discretionary accounts.

(a)	The Sub-Adviser shall render such reports to the Adviser and/or to the Trust’s Board of Trustees regarding the total amount and usage of all commissions generated as a result of trades executed for the Fund, as well as information regarding third-party services, if any, received by the Sub-Adviser as a result of trading activity with select brokers and dealers.

(b)	The Sub-Adviser shall use the same skill and care in providing services to the Fund as it uses in providing services to fiduciary accounts for which it has direct investment responsibility. The Sub-Adviser will comply with all applicable rules and regulations of the SEC, including restrictions and limitations provided in the 1940 Act.

(c)	The Sub-Adviser shall (i) comply with all reasonable requests of the Trust (through the Adviser) for information relating to the Sub-Adviser’s obligations under this Agreement, including information required in connection with the Trust’s filings with the SEC and state securities commissions, and (ii) shall provide such other services as the Adviser from time to time may reasonably determine to be necessary or useful.

(d)	The Sub-Adviser shall furnish to the Adviser for distribution to the Trust’s Board of Trustees such periodic reports and information as the Trust’s officers or Board of Trustees shall reasonably request.

(e)	The Sub-Adviser may, but is not required, in its discretion and consistent with its fiduciary obligations, to bunch or aggregate the securities to be so sold or purchased on behalf of a Fund with orders of other clients, and to allocate the aggregate amount of the investment and the associated costs thereof among the accounts in a manner over time which is no less favorable to the Fund than other clients of the Sub-Adviser. Any such aggregated trades will be made by the Sub-Adviser consistent with its written procedures, and agrees to keep accurate records of such transactions and to fully disclose such trade allocation procedures and practices to the Funds. In no instance, however, will the Funds’ assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of either the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the 1940 Act.

(f)	The Sub-Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the securities held in the Fund on a timely basis. The Adviser shall instruct the Custodian and other appropriate parties providing services to the Fund to promptly forward misdirected proxies to the Sub-Adviser.

The Sub-Adviser shall provide to the Adviser a copy of Sub-Adviser’s written proxy voting policies and procedures, as adopted, including policies on addressing potential conflicts of interest and a copy of any summary of the procedures, if applicable. Sub-Adviser shall also be responsible for maintaining records with respect to the proxy votes cast for the Fund. The records shall conform to the applicable SEC proxy regulations.

Records of all applicable proxy voting records will be provided to the Adviser within 3 business days of any request written or oral (voting records should be available in hard and soft copy).

(g)	The Sub-Adviser shall review all notices, including but not limited to corporate action notices, and promptly provide to the Advisor a response to all corresponding requests for information in relation to the securities held in the Fund. The Adviser shall instruct the custodian and other appropriate parties providing services to the Fund to promptly forward misdirected corporate action notices to the Sub-Adviser.

(h)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement and/or any termination or resignation of senior (key) personnel.

(i)	The Sub-Adviser shall:

a.	at least annually, make an in-person presentation to the Trust’s Board of Trustees on the Sub-Adviser’s performance of its services and the investment performance of the Funds;

b.	respond to any formal questionnaire from the Trust’s Board of Trustees, or the Board’s counsel, in performing the Sub-Adviser’s duties under Section 15(c) of the 1940 Act related to contract renewal;

c.	respond to a formal questionnaire from the Adviser’s management in performing the Sub-Adviser’s duties under Section 15(c) related to contract renewal;

d.	respond to compliance questionnaires from Adviser’s compliance officers in performance of the Sub-Adviser’s duties; and

e.	with reasonable prior notice, make marketing presentations to various groups, including but not limited to broker/dealers, wholesalers, advisors, shareholders, industry participants, or member of the press;

f.	The Sub-Adviser shall not hold any cash or other assets of the Trust or the Fund; and

g.	Where the Sub-Adviser executes an order on the Fund’s behalf and when placing an order with, or passing an order to, other entities, the Sub-Adviser will do so in accordance with its order execution policy as updated from time to time at the discretion of the Sub-Adviser. The Sub-Adviser shall promptly provide an update of the information disclosed about its order execution policy where there is a material change to the information that previously had been provided to the Adviser, the Fund and the Trust, and which relates to the services the Sub-Adviser is providing hereunder.

4.	Delivery of Documents to the Adviser

The Sub-Adviser has furnished the Adviser with copies of each of the following documents:

(a)	The Sub-Adviser’s current Form ADV and any amendments thereto, if applicable;

(b)	The Sub-Adviser’s most recent audited balance sheet;

(c)	Separate lists of persons whom the Sub-Adviser wishes to have authorized to give written and/or oral instructions to the Custodian and the fund accounting agent of Trust assets for the Fund;

(d)	The Business Conduct Policy and/or the Code of Ethics of the Sub-Adviser as currently in effect; and

(e)	The Sub-Adviser’s compliance policies and procedures as currently in effect.

The Sub-Adviser will furnish the Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Additionally, the Sub-Adviser will provide to the Adviser such other documents relating to its services under this Agreement as the Adviser may reasonably request on a periodic basis. Such amendments or supplements as to items (a) through (e) above will be provided within 30 days of the time such materials became available to the Sub-Adviser.

5.	Expenses

During the terms of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, except as otherwise agreed to by the Sub-Adviser and the Adviser.

6.	Compensation

In payment for the investment sub-advisory services to be rendered by the Sub-Adviser in respect of the Fund hereunder, the Adviser shall pay to the Sub-Adviser as full compensation for all services hereunder a fee computed at an annual rate which shall be a percentage of the average daily value of the net assets of the Fund. The fee shall be accrued daily and shall be based on the net asset values of all of the issued and outstanding shares of the Fund as determined as of the close of each business day pursuant to the Declaration of Trust, Bylaws and currently effective Prospectus and Statement of Additional Information of the Trust. The fee shall be payable in arrears on the last day of each calendar month.

The amount of such annual fee, in U.S. dollars, as applied to the average daily value of the net assets of the Fund shall be as described in the schedule below:

Net Portfolio Assets	Fee
Up to $500 million	0.495%
Over $500 million to $1 billion	0.450%
Over $1 billion to $2 billion	0.425%
Over $2 billion	0.400%

The sub-advisory fee listed above is the total amount paid by the Adviser to Sub-Adviser.

7.	Renewal and Termination

This Agreement shall continue in effect until September 30, 2015, and from year to year thereafter provided such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of a Fund, or by a vote of the majority of the Trust’s Board of Trustees. And further provided that such continuance is also approved annually by a vote of the majority of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of parties hereto, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without payment of penalty: (i) by the Trust’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the class of beneficial interest of the Fund on sixty days’ prior written notice, or (ii) by either party hereto upon sixty days’ prior written notice to the other. This Agreement will terminate automatically upon any termination of the Investment Management Agreement between the Trust and the Adviser or in the event of its assignment. The terms “interested person,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act.

8.	General Provisions

(a)	The Sub-Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Sub-Adviser of its duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of the Fund’s assets, or from acts or omissions of the Adviser or custodians or other agents of the Trust or the Fund or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Trust to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties hereunder.

(b)	The Adviser and the Trust’s Board of Trustees understand that the value of investments made for the Account may go up as well as down, is not guaranteed and that investment decisions will not always be profitable. Neither the Sub-Adviser nor the Adviser have made and are not making any guarantees, including any guarantee as to any specific level of performance of the Fund. The Adviser and the Trust’s Board of Trustees acknowledge that each Fund is designed for the described investment objective and is not intended as a complete investment program. They also understand that investment decisions made on behalf of the Fund by the Sub-Adviser are subject to various market and business risks.

(c)	This Agreement shall not become effective unless and until it is approved by the Board of Trustees of the Trust, including a majority of the members who are not “interested persons” to parties to this Agreement, by a vote cast in person at a meeting called for the purpose of voting such approval, and by a majority of the outstanding voting securities of the class of capital stock of the Fund.

(d)	The Adviser understands that the Sub-Adviser now acts, will continue to act, or may act in the future, as investment adviser to fiduciary and other managed accounts, excluding other investment companies as noted in 7(f) below, and the Adviser has no objection to the Sub-Adviser so acting, provided that the Sub-Adviser duly performs all obligations under this Agreement. The Adviser also understands that the Sub-Adviser may give advice and take action with respect to any of its other clients or for its own account which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Trust, any security which the Sub-Adviser or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

(e)	Except to the extent necessary to perform its obligations hereunder and as noted in 8(f) below, nothing herein shall be deemed to limit or restrict the right of the Sub-Adviser, or the right of any of its officers, directors or employees who may also be an officer, trustee or employee of the Trust, or persons otherwise affiliated with the Trust (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

(f)

The Sub-Adviser agrees to an exclusive relationship with the Adviser with regard to its sub-advisory services to the Fund and shall not provide the same type of services outlined in Section 2 hereof to any other investment company registered under the 1940 Act (“Registered Fund”) that has a substantially similar investment style and/or strategy as the Fund, each as reasonably determined by the Adviser, other than another Registered Fund under the management of the Adviser or its affiliates, except with the prior written consent of the Adviser. The exclusive relationship is dependent on the assets of the Fund reaching $500m within 24 months of the launch. The Adviser has the first right of refusal for other Registered Fund’s with the Sub-Adviser which are managed in a substantially similar investment style and/or strategy as the Fund. If the Adviser gives up the first refusal the Sub-Adviser is permitted to enter into Registered Fund services with other companies.

9.	Confidential Treatment

It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Fund or such persons as the Adviser may designate in connection with the Fund. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of securities which, on a temporary basis, may not be bought or sold for the Fund, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Fund. The Sub-Adviser is allowed to disclose confidential information in connection with the Adviser and the Fund as follows:

(a)	to its employees, consultants, legal advisers or auditors having a need to know such confidential information;

(b)	in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party will provide the disclosing party with written notice and will comply with any protective order or equivalent;

(c)	in accordance with a request of a regulatory agency, without prior notice to the disclosing party, provided that the receiving party will obtain a confidentiality undertaking from the regulatory agency where possible; or

(d)	in accordance with Fund’s Privacy Policy.

10.	Representations and Warranties

The Sub-Adviser hereby represents and warrants as follows:

(a)	The Sub-Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

(b)	The Sub-Adviser has all requisite authority to enter into, execute, deliver and perform the Sub-Adviser’s obligations under this Agreement;

(c)	The Sub-Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Sub-Adviser is subject; and

(d)	The Sub-Adviser has reviewed the portion of (i) the registration statement filed with the SEC, as amended from time to time, for the Fund (“Registration Statement”), and (ii) Fund’s prospectuses and statements of additional information (including amendments thereto), in each case in the form received from the Adviser with respect to the disclosure about the Sub-Adviser and the Fund of which the Sub-Adviser has knowledge and except as advised in writing to the Adviser such Registration Statement, prospectuses and statements of additional information (including amendments) contain, as of their respective dates, no untrue statement of any material fact of which the Sub-Adviser has knowledge and do not omit any statement of a material fact of which the Sub-Adviser has knowledge which was required to be stated therein or necessary to make the statements contained therein not misleading.

11.	Representations and Warranties

The Adviser hereby represents and warrants as follows:

(a)	The Adviser is registered with the SEC as an investment adviser under the Advisers Act, and such registration is current, complete and in full compliance with all material applicable provisions of the Advisers Act and the rules and regulations thereunder;

(b)	The Adviser has all requisite authority to enter into and execute this Investment Sub-Advisory Agreement, in accordance with the Investment Management Agreement between the Trust and the Adviser, dated November 13, 2008;

(c)	The Adviser’s performance of its obligations under this Agreement does not conflict with any law, regulation or order to which the Adviser is subject.

12.	Use of Names

(a)

The Sub-Adviser acknowledges and agrees that the names Ivy Funds and Ivy Investment Management Company, and abbreviations or logos associated with those names, are the valuable property of the Adviser and its affiliates; that the Trust, the Adviser and their affiliates have the right to use such names, abbreviations and logos; and that the Sub-Adviser shall use the names Ivy Funds and Ivy Investment Management Company, and associated abbreviations and logos, only in connection with the Sub-Adviser’s performance of its duties hereunder. Further, in any communication with the public and in any marketing communications of any sort, the Sub-Adviser agrees to obtain prior written approval from the Adviser before using or referring to Ivy Funds and Ivy Investment Management Company, or the Funds or any abbreviations or logos associated with those names; provided that nothing herein shall be deemed to prohibit the Sub-Adviser from referring to the performance of the Funds in the Sub-Adviser’s marketing material as long as such marketing material does not constitute “sales literature” or “advertising” for the Funds, as those terms are used in the rules, regulations and guidelines of the SEC and the Financial Industry Regulatory Authority.

(b)	The Adviser acknowledges and agrees that the name Pictet Asset Management Limited and abbreviations, variations or logos associated with those names, are the valuable property of the Sub-Adviser and its affiliates; that Sub-Adviser and its affiliates have the right to use such names, abbreviations and logos; and that the Adviser shall use the name Pictet Asset Management Limited and associated abbreviations and logos, only in connection with the Adviser’s duties hereunder. Further, in any communication with the public and in any marketing communications of any sort, the Adviser agrees to obtain prior written approval from the Sub-Adviser before using or referring to Pictet Asset Management Limited or any abbreviations, variations or logos associated with those names.

13.	Reports by the Sub-Adviser and Records of the Fund

The Sub-Adviser shall furnish the Adviser with reports concerning transactions and performance of the Fund, including information required to be disclosed in the Trust’s Registration Statement, in such form and at such intervals as may be mutually agreed from time to time. The Sub-Adviser shall permit the financial statements, books and records with respect to the Fund to be inspected and audited by the Trust, the Adviser or their agents during normal business hours, upon reasonable notice to the Sub-Adviser. The Sub-Adviser shall immediately notify and forward to the Adviser and legal counsel for the Trust any legal process served upon it on behalf of the Adviser or the Trust. The Sub-Adviser shall promptly notify the Adviser of any changes in any information concerning the Sub-Adviser of which the Sub-Adviser becomes aware that would be required to be disclosed in the Trust’s Registration Statement.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser agrees that all records it maintains for the Fund are the property of the Trust and further agrees to deliver to the Trust or the Adviser copies of any such records upon the Trust’s or the Adviser’s request. The Sub-Adviser further agrees to maintain for the Trust the records the Trust is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Fund. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust.

14.	Compliance with Commodity Exchange Act

(a)	The Adviser hereby represents and warrants to the Sub-Adviser that:

(1)	the Trust, with respect to the Fund, is excluded from the definition of commodity pool operator pursuant to Commodity Futures Trading Commission (“CFTC”) Regulation 4.5 and the Trust, on behalf of the Fund, will file the notice if required by CFTC Regulation 4.5(c) and shall refile such notice annually if required;

(2)	the Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4.14(a)(8) with respect to each Fund, will file notice if required under CFTC Regulation 4.14(a)(8) and shall refile such notice annually if required;

(3)	the Fund is an “eligible contract participant” within the meaning of Section 1a(18) of the Commodity Exchange Act, as amended (“CEA”); and

(4)	if the Trust, with respect to the Fund, continues to be excluded from the definition of a commodity pool operator under CFTC Regulation 4.5, the Adviser will furnish the Sub-Adviser with a copy of the notice of eligibility filed pursuant to Regulation 4.5(c), if such notice is required, with respect to such exclusion, or, if more recent, the most recent annual notice affirming the basis of such eligibility that has been filed pursuant to Regulation 4.5(c)(5), if such notice is required.

(b)	The Sub-Adviser hereby represents and warrants to the Adviser that:

(1)	the Sub-Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4.14(a)(8) with respect to the Fund, will file the notice if required under CFTC Regulation 4.14(a)(8) and shall refile such notice annually if required; and

(2)	Sub-Adviser will cause the Fund to comply with the trading restrictions in CFTC Regulation 4.5 unless otherwise agreed with the Adviser.

(c)	The Adviser and the Sub-Adviser each further agrees:

(1)	to the extent that it reasonably determines or is advised by knowledgeable counsel that the CEA and the then-current CFTC regulations require (A) registration by such party as a “commodity pool operator” or “commodity trading advisor” with respect to the Fund, (B) specific disclosure, as applicable to the investors in the Fund, or (C) filing of reports and other documents with respect to the Fund, it shall promptly and fully comply, or take reasonable steps to cause the Fund to comply, with all such requirements.

(2)	Adviser and Sub-Adviser shall each comply with all requirements of the CEA and then-current CFTC regulations that apply to Adviser and Sub-Adviser, respectively, with respect to the Fund; and

(3)	Sub-Adviser shall provide reasonable cooperation to the Adviser and Adviser shall provide reasonable cooperation to the Sub-Adviser in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to such party with respect to the Fund under the CEA and/or then-current CFTC regulations.

15.	Indemnification

The Sub-Adviser agrees to indemnify and hold harmless the Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Adviser and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), controls (“controlling person”) the Adviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser, the Fund, the Trust or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities as sub-adviser of the Fund pursuant to this Agreement (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Sub-Adviser, any of the Sub-Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Sub-Adviser, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectuses or statements of additional information covering the Fund or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Sub-Adviser to the Adviser, the Trust or any affiliated person of the Adviser or the Trust expressly for use in the Trust’s Registration Statement, or upon verbal information confirmed by the Sub-Adviser in writing expressly for use in the Trust’s Registration Statement, Prospectus or SAI; or (3) to the extent of, and as a result of, the failure of the Sub-Adviser to execute, or cause to be executed, portfolio transactions according to the standards and requirements of the 1940 Act; provided, however, that in no case is the Sub-Adviser’s indemnity in favor of the Adviser or any affiliated person or controlling person of the Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

The Adviser agrees to indemnify and hold harmless the Sub-Adviser, each affiliated person of the Sub-Adviser and each controlling person of the Sub-Adviser against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Adviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Adviser’s responsibilities as investment manager of the Fund (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence of the Adviser, any of the Adviser’s employees or representatives or any affiliate of or any person acting on behalf of the Adviser, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectuses or statements of additional information covering the Fund or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Trust other than in reliance upon written information furnished by the Sub-Adviser, or any affiliated person of the Sub-Adviser, expressly for use in the Trust’s Registration Statement or other than upon verbal information confirmed by the Sub-Adviser in writing expressly for use in the Trust’s Registration Statement, prospectus or SAI; provided, however, that in no case is the Adviser’s indemnity in favor of the Sub-Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

Nothing in this Agreement will exclude or restrict to any extent prohibited by the FCA Rules any duty or liability the Sub-Adviser may have to the Adviser, the Fund or the Trust under the regulatory system of the United Kingdom.

16.	Assignment by the Sub-Adviser

This Agreement shall not be assigned by the Sub-Adviser to any other person or company without the Adviser’s prior written consent which consent shall not be unreasonably withheld by the Adviser, although such consent shall be subject to the approval of the Board of Trustees for the Trust. Notwithstanding the foregoing, the Sub-Adviser may delegate some operational and administrative tasks in relation of the Fund Account to its affiliates, Pictet Asset Management SA, Geneva and PAM-PTE as long as these entities remain an affiliate.

17.	Jurisdiction

The Sub-Adviser irrevocably submits to the jurisdiction of any state or U.S. federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this proposal and the agreement contemplated herein. The Sub-Adviser irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Sub-Adviser agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Sub-Adviser, and may be enforced to the extent permitted by applicable law in any court of the jurisdiction of which the Sub-Adviser is subject by a suit upon such judgment.

Nothing in this Section 17 shall affect the right of the Adviser to serve process in any manner permitted by law or limit the right of the Adviser to bring proceedings against the Sub-Adviser in the courts of any jurisdiction or jurisdictions.

18.	Complaints

All formal complaints by the Adviser relating to the services provided by the Sub-Adviser under this Agreement should in the first instance be made in writing to the compliance office of the Sub-Adviser. A copy of the Sub-Adviser’s complaints handling procedure is available on request and will otherwise be provided in accordance with the FCA Rules.

19.	Notices

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by pre-paid first class letter post to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

If to the Adviser:	IVY INVESTMENT MANAGEMENT COMPANY 6300 Lamar Avenue Overland Park, KS 66202, U.S.A. Attention: Henry J. Herrmann, President

If to the Trust or Fund:	IVY FUNDS 6300 Lamar Avenue Overland Park, KS 66202, U.S.A. Attention: Mara Herrington, Vice President

If to the Sub-Adviser:	PICTET ASSET MANAGEMENT LIMITED PICTET ASSET MANAGEMENT (SINGAPORE) PTE LTD Moor House, 120 London Wall London EC2Y 5ET, United Kingdom Attention: James Sapsford

20.	Severability

Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

21.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

[The Remainder of this Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

IVY INVESTMENT MANAGEMENT COMPANY

By: /s/ Henry J. Herrmann
Name:	Henry J. Herrmann
Title:	President

Date:

PICTET ASSET MANAGEMENT LIMITED

By: /s/ Nian Lata		/s/ David Cawthrow
Name:	Nian Lata	David Cawthrow
Title:	Head of Legal	Head of Compliance
Date:

PICTET ASSET MANAGEMENT (Singapore) PTE Ltd.

By: /s/ Nigel Burnham		/s/ Sebastian Eisinger
Name:	Nigel Burnham	Sebastian Eisinger
Title:	Director	Director
Date: